Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

UNITED BANCORP, INC.
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation or organization)	38-2606280 (IRS Employer Identification No.)

2723 S. State Street Ann Arbor, Michigan (Address of Principal Executive Offices)	48104 (Zip Code)

AMENDED AND RESTATED
DIRECTOR RETAINER STOCK PLAN
(Full title of the plan)

Randal J. Rabe United Bancorp, Inc. 205 E. Chicago Boulevard Tecumseh, Michigan 49286 (Name and address of agent for service)	Copies to:	Gordon R. Lewis Warner Norcross & Judd LLP 900 Fifth Third Center 111 Lyon Street, N.W. Grand Rapids, Michigan 49503

(517) 423-8373
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated Filer ☐
Accelerated filer ☐
Non-accelerated filer ☐ (do not check if a smaller reporting company)
Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee (3)
Common Stock	250,000 shares (1)	$3.48	$870,000	$101.01

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such indeterminate number of additional shares as may be authorized in the event of an adjustment as a result of an increase in the number of issued shares of Common Stock resulting from the payment of stock dividends or stock splits or certain other capital adjustments.

(2)

Estimated solely for the purpose of calculating the registration fee. On July 20, 2011, the average of the high and low prices as reported on the OTC Bulletin Board of the common stock of United Bancorp, Inc. was $3.48 per share

(3)

The registration fee is computed in accordance with Rule 457(h) and (c) under the Securities Act of 1933. Pursuant to General Instruction E of Form S-8, the registration fee is being paid with respect to the additional shares being registered only. See "Explanatory Note" below.

EXPLANATORY NOTE

          At United Bancorp, Inc.'s ("United") 2011 annual meeting of shareholders, its shareholders approved a proposal to increase the total amount of shares authorized for issuance under United's Amended and Restated Director Retainer Stock Plan (the "Plan") to 400,000 shares. Pursuant to General Instruction E of Form S-8, United is filing this registration statement on Form S-8 to register 250,0000 additional shares of common stock issuable under the Plan. United's registration statement on Form S-8 filed with the Securities and Exchange Commission on May 8, 1996 (Registration No. 333-03305) registering 20,000 shares issuable under the Plan, and United's registration statement on Form S-8 filed July 12, 2007 (Registration No. 333-144514) registering 86,132 shares issuable under the Plan, are here incorporated by reference, except to the extent that the items in this registration statement update such information contained in the prior registration statements. As of the date of United's 2011 annual meeting of shareholders, 150,000 shares were authorized for issuance under the Plan as a result of a stock dividend occurring in May, 2007.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.	Incorporation of Documents by Reference.

          The following documents filed by United with the Securities and Exchange Commission are incorporated by reference into this registration statement:
(a)	Annual Report on Form 10-K for the year ended December 31, 2010.

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2010.

(c)

The description of United capital stock under the heading "Description of Capital Stock" included in United's registration statement on Form S-1 (Registration No. 333-169717) effective December 13, 2010, including any amendment or report filed for the purpose of updating such description.

          All documents subsequently filed by United pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be part thereof from the date of filing of such documents.
Item 6.	Indemnification of Directors and Officers.

          United's bylaws require it to indemnify any director or officer of United and any director or officer of any bank subsidiary of United, and permit United to indemnify any employee, agent or other person, who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding (other than an action by or in the right of United), whether civil, criminal, administrative, or investigative, and whether formal or informal, by reason of the fact that the person is or was a director, officer, employee, or agent of United or any bank subsidiary of United or is or was serving at the request of United as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not for profit, against expenses (including attorneys' fees), judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of United or its shareholders or any bank subsidiary of United, as applicable, and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

          United's bylaws require United to indemnify any director or officer of United and any director or officer of any bank subsidiary of United, and permit United to indemnify any employee, agent or other person, who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of United to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of United or any bank subsidiary of United or is or was serving at the request of United as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not for profit, against expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of United or its shareholders or any bank subsidiary of United, as applicable. However, indemnification is not permitted for any such claim, issue, or matter in which the person has been found liable to United or any bank subsidiary of United, as applicable, except to the extent authorized by statute.

          The description of the Company's bylaws in this Item 6 is a summary only and is qualified in its entirety by reference to the applicable provisions of the bylaws, which are filed as an exhibit to this registration statement.

          In addition, United's ability to indemnify its directors and officers or other persons is determined, to an extent, by the Michigan Business Corporation Act ("MBCA"). The following is a summary of the applicable provisions of the MBCA.

          Sections 561 through 571 of the MBCA contain provisions governing the indemnification of directors and officers by Michigan corporations. The MBCA provides that a corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

          Indemnification of expenses (including attorneys' fees) and amounts paid in settlement is permitted in actions by or in the right of the corporation, except that indemnification is not allowed for any claim, issue or matter in which such person has been found liable to the corporation unless and to the extent that a court decides indemnification is proper. To the extent that a director or officer has been successful on the merits or otherwise in defense of an action, suit or proceeding, or in defense of a claim, issue or matter in the action, suit or proceeding, the corporation shall indemnify him or her against actual and reasonable expenses (including attorneys' fees) incurred by him or her in connection with the action, suit or proceeding, and an action, suit or proceeding brought to enforce the mandatory indemnification provided under the MBCA. The MBCA permits partial indemnification for a portion of expenses (including reasonable attorneys' fees), judgments, penalties, fines and amounts paid in settlement to the extent the person is entitled to indemnification for less than the total amount.

          A determination that the person to be indemnified meets the applicable standard of conduct and an evaluation of the reasonableness of the expenses incurred and amounts paid in settlement shall be made: (i) by a majority vote of a quorum of the board of directors who were not parties or threatened to be made parties to the action, suit or proceeding; (ii) if a quorum cannot be so obtained, by a majority vote of a committee of not less than two disinterested directors; (iii) by independent legal counsel; (iv) by all independent directors not parties or threatened to be made parties to the action, suit or proceeding; or (v) by the shareholders (excluding shares held by interested directors, officers, employees or agents). An authorization for payment of indemnification may be made by: (a) the board of directors by (i) a majority vote of 2 or more directors who are not parties or threatened to be made parties to the action, suit or proceeding, (ii) a majority vote of a committee of 2 or more directors who are not parties or threatened to be made parties to the action, suit or proceeding, (iii) a majority vote of 1 or more "independent directors" who are not parties or threatened to be made parties to the action, suit or proceeding, or (iv) if the corporation lacks the appropriate persons for alternatives (i) through (iii), by a majority vote of the entire board of directors; or (b) the shareholders. Under the MBCA, a corporation may indemnify a director without a determination that the director has met the applicable standard of conduct unless the director received a financial benefit to which he or she was not entitled, intentionally inflicted harm on the corporation or its shareholders, violated Section 551 of the MBCA (which prohibits certain dividends, distributions and loans to insiders of the corporation), or intentionally committed a criminal act. A director may file for a court determination of the propriety of indemnification in any of the situations set forth in the preceding sentence.

          In certain circumstances, the MBCA further permits advances to cover such expenses before a final disposition of the proceeding, upon receipt of an undertaking, which need not be secured and which may be accepted without reference to the financial ability of the person to make repayment, by or on behalf of the director, officer, employee or agent to repay such amounts if it shall ultimately be determined that he or she has not met the applicable standard of conduct. If a provision in the articles of incorporation or bylaws, a resolution of the board or shareholders, or an agreement makes indemnification mandatory, then the advancement of expenses is also mandatory, unless the provision, resolution or agreement specifically provides otherwise.

          The indemnification provisions of the MBCA are not exclusive of the rights to indemnification under a corporation's articles of incorporation or bylaws or by agreement. However, the total amount of expenses advanced or indemnified from all sources combined may not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided for under the MBCA continues as to a person who ceases to be a director, officer, employee or agent.

          The MBCA permits United to purchase insurance on behalf of its directors, officers, employees and agents against liabilities arising out of their positions with United, whether or not such liabilities would be within the above indemnification provisions. Pursuant to this authority, United maintains such insurance for the directors, officers, employees, and agents of United and any bank subsidiary of United.
Item 8.	Exhibits.

          The following exhibits are filed as part of or incorporated by reference into this registration statement:
Exhibit Number	Document

4.1

Restated Articles of Incorporation of United Bancorp, Inc. Previously filed with the Commission on October 1, 2010 in United Bancorp, Inc.'s Form S-1 Registration Statement, Exhibit 3.1. Incorporated here by reference.

4.2

Amended and Restated Bylaws of United Bancorp, Inc. Previously filed with the Commission on December 9, 2009 in United Bancorp, Inc.'s Current Report on Form 8-K, Exhibit 3.1. Here incorporated by reference.

4.3

Form of Certificate for Fixed Rate Cumulative Perpetual Preferred Stock, Series A. Previously filed with the Commission on January 16, 2009 in United Bancorp, Inc.'s Current Report on Form 8-K, Exhibit 4.1. Incorporated here by reference.

4.4

Warrant, dated January 16, 2009, issued to the United States Department of the Treasury. Previously filed with the Commission on January 16, 2009 in United Bancorp, Inc.'s Current Report on Form 8-K, Exhibit 4.2. Incorporated here by reference.

4.5

Certificate of Designations for Fixed Rate Cumulative Perpetual Preferred Stock, Series A. Previously filed with the Commission on January 16, 2009 in United Bancorp, Inc.'s Current Report on Form 8-K, Exhibit 3.1. Incorporated here by reference.

5	Opinion of Warner Norcross & Judd LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Warner Norcross & Judd LLP (included in Exhibit 5 and here incorporated by reference).

24	Powers of attorney.

99.1	United Bancorp, Inc. Amended and Restated Director Retainer Stock Plan.

Item 9.	Undertakings.

          (a)          The undersigned registrant hereby undertakes:

          (1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)          That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (i)          Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

          (ii)          Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          (iv)          Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          (b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

          The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ann Arbor, State of Michigan, on July 22, 2011.
United Bancorp, Inc.

By	/s/ Robert K. Chapman
Robert K. Chapman President and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
/s/ Robert K. Chapman	Director, President and Chief Executive Officer (Principal Executive Officer)	July 22, 2011
Robert K. Chapman

/s/ Randal J. Rabe	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 22, 2011
Randal J. Rabe

/s/ Stephanie H. Boyse	Director	July 22, 2011
Stephanie H. Boyse*

/s/ James D. Buhr	Director	July 22, 2011
James D. Buhr*

/s/ Kenneth W. Crawford	Director	July 22, 2011
Kenneth W. Crawford*

/s/ John H. Foss	Director	July 22, 2011
John H. Foss*

/s/ Norman G. Herbert	Director	July 22, 2011
Norman G. Herbert*

/s/ James C. Lawson	Director and Chairman of the Board	July 22, 2011
James C. Lawson*

/s/ Len M. Middleton	Director	July 22, 2011
Len M. Middleton*

*By	/s/ Robert K. Chapman
Robert K. Chapman Attorney-in-Fact

EXHIBIT INDEX
Exhibit Number	Document

4.1

Restated Articles of Incorporation of United Bancorp, Inc. Previously filed with the Commission on October 1, 2010 in United Bancorp, Inc.'s Form S-1 Registration Statement, Exhibit 3.1. Incorporated here by reference.

4.2

Amended and Restated Bylaws of United Bancorp, Inc. Previously filed with the Commission on December 9, 2009 in United Bancorp, Inc.'s Current Report on Form 8-K, Exhibit 3.1. Here incorporated by reference.

4.3

Form of Certificate for Fixed Rate Cumulative Perpetual Preferred Stock, Series A. Previously filed with the Commission on January 16, 2009 in United Bancorp, Inc.'s Current Report on Form 8-K, Exhibit 4.1. Incorporated here by reference.

4.4

Warrant, dated January 16, 2009, issued to the United States Department of the Treasury. Previously filed with the Commission on January 16, 2009 in United Bancorp, Inc.'s Current Report on Form 8-K, Exhibit 4.2. Incorporated here by reference.

4.5

Certificate of Designations for Fixed Rate Cumulative Perpetual Preferred Stock, Series A. Previously filed with the Commission on January 16, 2009 in United Bancorp, Inc.'s Current Report on Form 8-K, Exhibit 3.1. Incorporated here by reference.

5	Opinion of Warner Norcross & Judd LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Warner Norcross & Judd LLP (included in Exhibit 5 and here incorporated by reference).

24	Powers of attorney.

99.1	United Bancorp, Inc. Amended and Restated Director Retainer Stock Plan.